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                                                                       EXHIBIT 8

                               September 12, 2008

Glacier Bancorp, Inc.
99 Commons Loop
Kalispell, Montana 59901

Bank of The San Juans Bancorporation
144 East 8th Street
Durango, Colorado 81301

Re: BANK MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

This letter responds to your request for our opinion as to certain federal income tax consequences of the proposed merger (the "Merger") of Bank of The San Juans Bancorporation ("SJ Bancorp") into Glacier Bancorp, Inc. ("GBCI") in exchange for cash and the common stock of GBCI. The time at which the Merger becomes effective is hereafter referred to as the "Effective Date." This opinion is being delivered in connection with, and appears as an exhibit to, the Form S-4 Registration Statement relating to the Merger that GBCI will file with the Securities and Exchange Commission on or about September 12, 2008 (the "Registration Statement").

We have acted as legal counsel to GBCI in connection with the Merger. In such capacity, we have participated in the preparation of the "Plan and Agreement of Merger Between Glacier Bancorp, Inc. and Bank of The San Juans Bancorporation," dated as of August 19, 2008 (the "Plan and Agreement of Merger") and the preparation and filing of the Registration Statement. For purposes of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

     1.   The Plan and Agreement of Merger;

     2.   The Registration Statement; and

     3. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

We have assumed, without independent investigation or review, that the facts and the representations and warranties contained in those documents (or otherwise made known to us through the Effective Date of the Merger) are accurate and complete and that the Merger will be effected in accordance with the terms of the Plan and Agreement of Merger.

Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or

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if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the Plan and Agreement of Merger, it is our opinion that:

     1.   The Merger will qualify as a reorganization within the meaning of IRC
          Section 368(a)(1)(A).

     2. A holder of SJ Bancorp Common Stock who receives both GBCI common stock and cash consideration in exchange for his, her or its shares of SJ Bancorp Common Stock will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the fair market value of GBCI common stock and cash (excluding any cash received in lieu of fractional shares) received by the holder in the exchange over the holder's tax basis in the SJ Bancorp Common Stock surrendered in the exchange, and (ii) the amount of cash (excluding any cash received in lieu of fractional shares) received by the holder in the exchange. Any gain recognized by a holder who owns his, her or its shares of SJ Bancorp Common Stock as a capital asset will be treated as capital gain if the exchange is, with respect to the holder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of IRC Section 302(b). The gain will be long-term capital gain if the shares of SJ Bancorp Common Stock were held for more than one year.

          The exchange will be "substantially disproportionate" with respect to a holder of SJ Bancorp Common Stock if, immediately after the Merger, the holder owns, actually and constructively, less than 50% of the total combined voting power of all classes of GBCI stock entitled to vote and less than 80% of the percentage of GBCI common stock actually and constructively owned by the holder immediately before the Merger. For purposes of the foregoing determination, the holder is treated as if (i) all its shares of SJ Bancorp Common Stock were first exchanged in the Merger for shares of GBCI common stock, and (ii) a portion of those shares of GBCI common stock were then redeemed for the cash actually received in the Merger ("hypothetical exchange and redemption").

          Whether the exchange will be "not essentially equivalent to a dividend" with respect to a holder of SJ Bancorp Common Stock will depend upon the holder's particular facts and circumstances. At minimum, however, there must be a "meaningful reduction" in the holder's actual and constructive percentage ownership of GBCI Shares as a result of the hypothetical exchange and redemption. The Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly held corporation, and who exercises no control over the affairs of the corporation, will be treated as a meaningful reduction.


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     3.   The aggregate tax basis of GBCI common stock received by a holder of
          SJ Bancorp Common Stock in the Merger (before reduction by the basis in any fractional share that the holder is deemed to receive and exchange for cash) will be equal to the aggregate tax basis of the holder in the shares of SJ Bancorp Common Stock surrendered in the Merger, increased by the amount of any taxable gain recognized by the holder (other than gain recognized as a result of cash received in lieu of a fractional share), and decreased by the amount of any cash received in the Merger (other than cash received in lieu of a fractional share).

     4. The holding period of GBCI common stock received by a holder of SJ Bancorp Common Stock in the Merger will include the period during which the shares of SJ Bancorp Common Stock surrendered in the exchange were held as a capital asset as of the date of the Merger.

     5. If a holder of SJ Bancorp Common Stock receives cash in lieu of a fractional share interest in such common stock in the Merger, the holder will be treated as having received a fractional share of GBCI common stock and having immediately exchanged that fractional share for cash in a taxable redemption by GBCI.

We express our opinion herein only as to those matters specifically set forth above. We do not express or infer an opinion as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington. We do not express or infer any opinion herein concerning any law other than the federal law of the United States.

Our opinion is intended solely for the benefit of GBCI and SJ Bancorp, and the shareholders of SJ Bancorp. It may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading "Certain Federal Income Tax Consequences of the Merger." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Sincerely,

                                        GRAHAM & DUNN PC


                                        /s/ GRAHAM & DUNN PC


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